EXHIBIT (1)(a)

RESOLUTION OF THE BOARD OF DIRECTORS

CERTIFICATION

I, James Larkin, the duly elected Vice President and Assistant Secretary of Transamerica Financial Life Insurance Company, do hereby certify that the attached is a true and correct copy of the Resolutions relating to the establishment of Separate Account VNY, duly adopted by the Board of Directors of the Corporation at a meeting held on the 14th day of December 2004, and further that said resolution has not been rescinded, amended or modified as of the date hereof.

IN WITNESS WHEREOF, I have hereby signed this certification this 14th day of December, 2004.

/s/ James P. Larkin
James P. Larkin
Vice President & Assistant Secretary
Transamerica Financial Life Insurance Company

XII

RESOLUTIONS ADOPTED BY

THE BOARD OF DIRECTORS OF

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

AT A MEETING HELD DECEMBER 14, 2004

AGENDA ITEM XII

RESOLVED, that the officers of the Company, be and they hereby are authorized to establish the “Separate Account VNY”, a separate account for the purpose of selling approved variable insurance contracts;

BE IT FURTHER RESOLVED, that the officers of this Company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.